Amendment No. 1

                        Donegal Mutual Insurance Company
                              401(K) Plan ("Plan")


         In accordance with Section 8.1 of the Plan, the Plan is hereby amended effective January 1, 2000 as follows:

         1.  Section 3.1 is deleted and the following substituted therefor:

         "3.1 Employer's Matching Contribution. The Employer shall contribute annually on behalf of each Participant in the employ of the Employer on the Anniversary Date an amount equal to the sum of (a) 100% of each Participant's Elective deferrals for the Plan Year not in excess of 3% of the Participant's Compensation for the Plan year and (b) 50% of each Participant's Elective Deferrals in excess of 3% of the Participant's Compensation, but not in excess of 9% of the Participant's Compensation for the Plan year ("Matching Contribution"). The requirement that a Participant be employed by the Employer on the Anniversary Date shall be waived if the employment of the Participant terminated during the Plan Year because of retirement, disability or death."

         2. Paragraph (a) of Section 3.4 is deleted and the following substituted therefor:

         "(a) Each Participant may make an Elective Contribution to the Plan and to the extent he elects to reduce or forego an increase in his Compensation, the amount by which his compensation is reduced shall be treated as the Participant's Elective Contribution and be allocated to that Participant's elective account. The amount of the Elective Contribution may not be less than 1% nor more than 15% of the Participant's Compensation as elected by the Participant in units of one (1) percentage point on forms provided by the Plan Committee, which may limit the amount of the


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Participant's Elective Contribution at any time if it determines that such limitation is necessary to satisfy the requirement with IRC Section 401(k)."

         3. There is added to the Plan at the end of paragraph (b) of Section
4.5 the following:

         "Effective January 1, 2000, each Participant shall have the opportunity to invest all or a portion of the Participant's Account in the common stock of the Employer. The duties of the Employer and Trustees concerning such investment and the rights of Participants concerning an investment in the stock of the Employer are detailed in Section 4.6 below."

         4. There is added to the Plan new Section 4.6 reading as follows:

         4.6 Investment in Employer Stock.

         (a) Definitions.

               i. Employer Stock means the common stock of Donegal Group, Inc., the parent company of the Employer as traded on the NASDAQ National Market Exchange.

               ii. Custodian means Reliance Trust Company, a Georgia corporation. Custodian is an "investment manager" as defined in
          Section 3(38) of ERISA with respect to Employer Stock.

               iii. Record Keeper means TransAmerica. The Record Keeper will maintain all record of the Participants' accounts with respect to investments in Employer Stock.

               iv. Investment in Employer Stock. A Participant may elect to invest a portion of the Participant's Elective Contributions and Employer Matching Contributions made on his behalf in Employer Stock. Such election shall be made on forms supplied by the Trustees and

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          maintained by the Record Keeper.

         (b) Purchase and Sale of Employer Stock.

               i. Notwithstanding anything to the contrary contained in this Plan or the Trust Agreement, the Trustees may direct the Custodian to purchase shares of Employer Stock upon the receipt by the Custodian of contributions from the Employees pursuant to a nondiscretionary purchasing program developed by the Custodian to effect such purchases in an orderly manner without disruption of the market for such stock.

               ii. If a Participant's vested interest in the Participant's Accounts or a portion thereof is to be distributed on account of the Participant's retirement, disability, death, termination of employment, pursuant to a hardship withdrawal, withdrawal of a rollover contribution or as a result of a qualified domestic relations order or because of the minimum distribution rules, the Trustees will direct the Custodian to sell the Participant's shares of Employer Stock or distribute such stock in kind, at the election of the Participant or the Participant's designated beneficiary. If the Participant elects to take a cash distribution, the amount of cash to be distributed to the Participant attributable to the Participant's shares of Employer Stock, will be determined on the basis of the price or the average of the prices realized on the disposition of such shares on the day or days during the calendar month as may be designated by the Trustees in a uniform and nondiscriminatory manner. Notwithstanding the foregoing, the Custodian may net out transactions internally (so as not to be both a buyer and a seller on the open market) at the then prevailing market prices as determined by the Custodian.

         (c) Voting of Shares. Notwithstanding anything to the contrary contained in this Plan or the Trust Agreement, whenever any proxies or consents are solicited from shareholders, each

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Participant (or designated beneficiary in the case of a decease Participant)
whose account contains Employer Stock will have the right to direct the Trustees, in writing, as to the voting of such shares. The Trustees or the Custodian will use their best efforts to distribute or cause to be distributed in a timely manner to each Participant or designated beneficiary a copy of the proxy solicitation material sent to shareholders, together with a form addressed to the Trustees or the Custodian containing confidential, written instructions as to the manner in which said shares will be voted. If the instructions are sent to the Custodian, the Custodian must communicate the instructions to the Trustees. Upon receipt of such instructions, the Trustees will vote said shares as instructed. Shares of Employer Stock as to which the Trustees do not receive instructions will be voted by the Trustees in the proportion as shares are to be voted pursuant to the written voting instructions received from all Participants by the Trustees. Each Participant (or designated beneficiary) will be entitled to one vote for each full share of Employer Stock allocated to the Participant's accounts. Fractional shares of Employer Stock will not be permitted to vote.

         (d) Valuation. Employer Stock will be valued as of any business day of each Plan Year based on the published valuation for such stock on the NASDAQ National Market Exchange. Any dividends received on Employer Stock will be reinvested and become part of the Participant's Accounts. The Record Keeper will maintain adequate records of the cost basis of Employer Stock for each Participant's account. The Record Keeper may time to time modify its accounting procedures to achieve equitable and nondiscriminatory allocations among Participants" Matching Contributions Account in accordance with the provisions of this Plan and requirements of law.

         (e) Named Fiduciary Status\Confidentiality. Each Participant or designated beneficiary shall be deemed to be a named fiduciary within the meaning of Section 402(a) of ERISA

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with respect to the voting of the shares of Employer Stock as to which such
Participant or designated beneficiary has the right of direction. Directions received from Participants or designated beneficiaries by the Trustees or the Custodian shall be held in strict confidence and shall not be divulged or released to any person, including employees, officers or directors of the Employer, provided, however, that to the extent necessary for the operation of the Plan, such directions may be relayed by the Trustees to the Record Keeper or auditor for the Plan, which Record Keeper or Auditors is not the Employer and agrees not to divulge such directions to any other person including employees, officers or directors of the Employer."

         5.  There is added to the Plan new ARTICLE XI reading as follows:

         "ARTICLE XI.  Money Purchase Pension Plan Account.

         Section 11.1. General. This Article applies only to those employees who were participants in DMIC Money Purchase Pension Plan and who had accounts in that Plan on December 31, 1999. This Articles does not apply to any other Employee or Participant.

         Section 11.2. Money Purchase Pension Benefit. For purposes of this Plan, the term "Money Purchase Pension Benefit" means the account balance of the Participant in the Money Purchase Pension Plan as of December 31, 1999. As provided by amendment to that Plan, all such accounts are fully vested in the Participants and under no circumstances may any forfeitures arise with respect to those accounts.

         Section 11.3. Participants' Accounts. Under all circumstances a Participant's Account shall be treated as a segregated investment individually directed by the Participant and shall be adjusted for only the income or loss realized with respect to each such Account.

         Section 11.4. Determination and Distribution of Benefits. The provisions of ARTICLES VI

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and VII of the Money Purchase Pension Plan as in effect on December 31, 1999 are hereby incorporated by reference and for convenience set forth in full in Appendix "A" to the Plan. The provisions of these Articles will apply to the determination and distribution of a Participant's Money Purchase Pension
Benefit. Otherwise, the provisions of this Plan shall govern with respect to a Participant's Money Purchase Pension Benefit.

         6.  There is added to the Plan new ARTICLE XII reading as follows:

         "ARTICLE XII.  Profit Sharing Plan.

         Section 12.1. General. This Article applies only to those employees who were participants in the DMIC Profit Sharing Plan and who had accounts in that Plan on December 31, 1999. This Articles does not apply to any other Employee or Participant.

         Section 12.2. Profit Sharing Plan. For purposes of this Plan, the term "Profit Sharing Benefit" means the account balance of the Participant in the Profit Sharing Pension Plan as of December 31, 1999. As provided by amendment to that Plan, all such accounts are fully vested in the Participants and under no circumstances may any forfeitures arise with respect to those accounts.

         Section 12.3. Participants' Accounts. Under all circumstances a Participant's Account shall be treated as a segregated investment individually directed by the Participant and shall be adjusted for only the income or loss realized with respect to each such Account.

         Section 12.4. Determination and Distribution of Benefits. The provisions of ARTICLES VI and VII of the Profit Sharing Plan as in effect on December 31, 1999 are hereby incorporated by reference and for convenience set forth in full in Appendix "B" to the Plan. The provisions of these Articles will apply to the determination and distribution of a Participant's Profit Sharing Benefit. Otherwise, the provisions of this Plan shall govern with respect to a Participant's Profit Sharing

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Benefit.

         IN WITNESS WHEREOF and as evidence of the adoption of this amendment, Donegal Mutual Insurance Company has caused its duly authorized officers to execute this document on its behalf and under its seal as of this 6th day January, 2000.


                                         Donegal Mutual Insurance Company

ATTEST:



/s/ Ralph G. Spontak                     By: /s/ Donald H. Nikolaus
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Ralph G. Spontak, Secretary                  Donald H. Nikolaus, President

      (Corporate Seal)